Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors
Sungro Minerals Inc.
(an exploration stage company)

We consent to the use in the Registration Statement of Sungro Minerals Inc. (an exploration stage company) on Form S-1 (the "Registration Statement") of our Auditors' Report dated January 28, 2008 on the balance sheet of Sungro Minerals Inc. (an exploration stage company) as at November 30, 2007, and the related statements of operations, stockholders' equity and cash flows for the period from incorporation on August 10, 2007 to November 30, 2007.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

"MacKay LLP"

MACKAY LLP
CHARTERED ACCOUNTANTS

Vancouver, British Columbia
Canada

February 22, 2008